Exhibit 99.1
For Release 1 p.m. PST
Nov. 5, 2009
Trubion Pharmaceuticals, Inc. Reports Third Quarter and Nine Months 2009 Financial
Results
SEATTLE, Nov. 5, 2009 — Trubion Pharmaceuticals, Inc. (NASDAQ: TRBN) today announced financial results for its third quarter and nine months ended Sept. 30, 2009.
Third Quarter and Nine Months 2009 Financial Results
Revenue for the third quarter and nine months ended Sept. 30, 2009, was $4.5 million and $12.8 million, respectively, compared with $3.8 million and $12.2 million, respectively, in 2008. Revenues were primarily earned through Trubion’s strategic collaborations with Pfizer Inc. and Facet Biotech Corporation (announced August 28, 2009).
Of the $12.8 million in revenue Trubion recognized during the first nine months of 2009, $8.5 million was collaborative research funding from the Pfizer collaboration and $3.6 million for recognition of the $40 million upfront fee received from Wyeth prior to its acquisition by Pfizer. Revenue earned in the nine months ended Sept. 30, 2009, also included $643,000 that was earned through the Facet collaboration. This is composed of $191,000 for recognition of the $20 million upfront fee and $1.4 million equity premium, and $452,000 in collaborative research funding.
This is compared with revenue of $12.2 million recognized in the first nine months of 2008, which was composed of $8.1 million for collaboration research funding from the Pfizer collaboration and $4.1 million for recognition of the $40 million upfront fee paid by Wyeth prior to its acquisition by Pfizer.
Total operating expenses for the third quarter and first nine months of 2009 were $10.6 million and $36.5 million, respectively, compared with $10.4 million and $32.3 million in 2008.
Net loss for the third quarter and nine months ended Sept. 30, 2009, was $6.2 million, or $0.33 per diluted common share, and $23.9 million, or $1.31 per diluted common share, respectively. This is compared with a net loss of $6.6 million, or $0.37 per diluted common share, and $19.2 million, or $1.07 per diluted common share, in 2008.
Trubion had $61.7 million in cash, cash equivalents and investments as of Sept. 30, 2009, compared with $52.9 million as of Dec. 31, 2008.
“Over the past nine months, we have continued to advance our clinical programs, including TRU-015 for rheumatoid arthritis, TRU-016 for chronic lymphocytic leukemia and SBI-087 for rheumatoid arthritis and systemic lupus erythematosus,” said Peter Thompson, M.D., FACP, president, chief executive officer and chairman of Trubion. “The data we’ve collected from each study to-date suggests that these product candidates may provide differentiated, best-in-class treatments for patients with autoimmune and inflammatory diseases, or cancer. In addition, our Facet agreement has significantly extended our runway, and we continue to meter our expenses to reduce our previously anticipated cash burn rate.”
Recent milestones
•	On Aug. 27, 2009, Trubion entered into an agreement with Facet for the worldwide development and commercialization of TRU-016, a CD37-directed product candidate in phase 1 clinical development for the treatment of chronic lymphocytic leukemia (CLL). Trubion received an upfront payment of $20 million and may receive up to $176.5 million in additional contingent payments upon the achievement of certain development, regulatory and sales milestones. In addition, Facet purchased 2,243,649 shares of Trubion common stock for an aggregate purchase of $10 million, or $4.46 per share.

•	Trubion presented the second course of re-treatment data from a Phase 2b study (15002) of TRU-015 for rheumatoid arthritis (RA) at the American College of Rheumatology (ACR) Annual Meeting in Oct. 2009. Data continue to demonstrate that repeat administration of TRU-015 is well-tolerated and improves the signs and symptoms of RA as measured by the ACR rates. At 24 weeks after the second re-treatment course, subjects in the group that had received 800 mg of TRU-015 of the initial treatment achieved ACR 20, 50 and 70 response rates of 72%, 39% and 21%, respectively. Results were similar to the response rates seen 24 weeks after the first re-treatment of the same cohort as presented at the European League Against Rheumatism (EULAR) Annual Meeting in June 2009 (70%, 40% and 23%, respectively). Trubion has now administered more than 1,300 doses of TRU-015 over a period of four and a half years.

•	In September 2009, patient enrollment was completed in the second Phase 2b study (2203) of TRU-015 for RA.
2009 Financial Guidance
The company has revised its 2009 guidance after taking into account its collaboration agreement with Facet. As a result, the company has lowered its anticipated annual burn rate from $30 million-$35 million to $0-$5 million. No changes have been made to anticipated revenues for 2009. The revised guidance is as follows:
•	Reiterate 2009 revenues of approximately $15 million to $20 million; and

•	Revised 2009 operating cash requirements are now expected to be approximately $0 to $5 million.
This guidance does not include any additional cash receipts associated with potential new partnerships.
Conference Call Details
Trubion will host a conference call and webcast to discuss its third quarter and nine months ended Sept. 30, 2009, financial results and provide an update on business activities. The call will be held Nov. 5 at 2 p.m. Pacific Time, 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com, or by calling (703) 639-1156 or (866) 238-0637. A replay of the discussion will be available beginning at 8 p.m. Eastern Time from Trubion’s website or by calling (703) 925-2533 or (888) 266-2081 and entering 1408250. The telephone replay will be available until midnight, Nov. 11, 2009.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The Company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the Company’s Pfizer collaboration. Trubion’s product pipeline also includes TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies developed under the company’s Facet collaboration. In addition to Trubion’s current clinical stage product pipeline, the Company is also developing its multi-specific SCORPION technology, both for targeting cell-surface molecules like CD79b and HLA-DR, as well simultaneously neutralizing soluble ligands like TNF and IL-6. More information is available in the investors section of Trubion’s website: http://investors.trubion.com/index.cfm.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the potential development and commercialization of TRU-015. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the Company’s collaborations, including the risk that the Company and Pfizer with regard to TRU-015 and SBI-087, and the Company and Facet with regard to TRU-016, are unable to advance their respective clinical development programs and regulatory applications and action at the expected rate, the risk that the Company is unable to develop or commercialize its clinical-stage products, the risk that the Company does not achieve the financial results that it expects during 2010 and such other risks as are identified in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2009, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
TRBN-G
Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals, Inc.
(206) 838-0500
jdenike@trubion.com
http://www.trubion.com
Waggener Edstrom Worldwide Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788
amyp@waggeneredstrom.com
(Tables Follow)

TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenue	$4,452	$3,766	$12,783	$12,197

Operating expenses:
Research and development	7,410	7,397	27,587	23,302
General and administrative	3,146	2,987	8,877	8,985

Total operating expenses	10,556	10,384	36,464	32,287

Loss from operations	(6,104)	(6,618)	(23,681)	(20,090)
Interest income	8	370	162	1,585
Interest expense	(131)	(334)	(409)	(677)

Net loss	$(6,227)	$(6,582)	$(23,928)	$(19,182)

Basic and diluted net loss per share	$(0.33)	$(0.37)	$(1.31)	$(1.07)

Shares used in computation of basic and diluted net loss per share	18,868	17,859	18,267	17,847

	September 30	December 31,
	2009	2008

Balance Sheet Data:
Cash and cash equivalents	$31,811	$29,969
Investments	29,920	22,928
Total assets	72,676	67,290
Deferred revenue	37,054	19,493
Total stockholders’ equity	19,017	31,468